UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 30, 2014, Ms. Sue Gove, on the recommendation of the Company’s Nominating and Corporate Governance Committee, was appointed by the Company’s Board of Directors (the “Board”) to serve as a member of the Board. Ms. Gove also will serve as a member of the Audit Committee of the Board.

Ms. Gove is currently the President of Excelsior Advisors, LLC. She had been the President of Golfsmith International Holdings, Inc. from February 2012 through April 2014 and its Chief Executive Officer from October 2012 through April 2014. Previously, she was Chief Operating Officer of Golfsmith International Holdings, Inc. from September 2008 through October 2012, Executive Vice President from September 2008 through February 2012 and Chief Financial Officer from March 2009 through July 2012. Ms. Gove previously had been a self-employed consultant since April 2006, serving clients in specialty retail and private equity. Ms. Gove was a consultant for Prentice Capital Management, LP from April 2007 to March 2008. She was a consultant for Alvarez and Marsal Business Consulting, L.L.C. from April 2006 to March 2007. She was Executive Vice President and Chief Operating Officer of Zale Corporation from 2002 to March 2006 and a director of Zale Corporation from 2004 to 2006. She was Executive Vice President, Chief Financial Officer of Zale Corporation from 1998 to 2002 and remained in the position of Chief Financial Officer until 2003. In connection with her appointment to the Board, the Company granted Ms. Gove a pro rata award of (i) $13,334 in cash and (ii) 418 shares of restricted stock with a value of $16,667, under one of the Company’s incentive stock plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Jeff Lupinacci
Name:	Jeff Lupinacci
Title:	Executive Vice President and Chief Financial Officer

Date: November 4, 2014